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ENERJEX RESOURCES IMPLEMENTS REVERSE STOCK SPLIT

<?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />OVERLAND PARK, KAN. (July 28, 2008) – EnerJex Resources, Inc. (OTCBB: EJXR) has announced that effective today it has implemented a 1-for-5 reverse stock split of all of its issued and outstanding shares of common stock.

Under the terms of the reverse stock split, any block of five shares of common stock held by a stockholder will be converted into one share of common stock and fractional shares will be rounded up to the nearest whole share. Consequently, no stockholder will hold less than one whole share after the implementation of the reverse stock split.

As a result of the reverse stock split, the company’s OTCBB trading symbol has changed to “ENRJ” and a new CUSIP number has been assigned to its common stock (292758 208).

About EnerJex Resources, Inc.

EnerJex is an oil and natural gas acquisition, exploration and development company. EnerJex’s principal strategy is to focus on the acquisition of oil and natural gas mineral leases that have existing production and cash flow. Once such leases are acquired, EnerJex implements an accelerated development program utilizing capital resources, a regional operating focus, an experienced management and technical team, and enhanced recovery technologies to attempt to increase production and increase returns for its stockholders. EnerJex’s oil and natural gas acquisition and development activities are currently focused in Eastern Kansas.

More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com.

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For further information contact:
Debbie Hagen, Investor Relations
913-642-3715 or dhagen@hagenandpartners.com

Or

Dede Jones, Chief Financial Officer

EnerJex Resources, Inc.

913-693-4600 or djones@enerjexresources.com